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                                                  EXHIBIT F


       25 RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01582
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                                   December 5, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  New England Electric System and Subsidiaries
          Solicitation of Proxies, Amendment of Corporate
              Documents, and Tender Offer
          File No. 70-9143

Dear Commissioners:

     New England Electric System (NEES) is a registered holding company under the Public Utility Holding Company Act of 1935 (1935 Act). New England Power Company (the Power Company), Massachusetts Electric Company (Mass. Electric), and The Narragansett Electric Company (Narragansett) are wholly owned subsidiaries of NEES and are hereinafter referred to as the Subsidiaries.

     In the above reference file, NEES and the Subsidiaries seek authorization for the solicitation of proxies for special subsidiary stockholder meetings, the amendment of the corporate documents providing for the rights of certain Subsidiary preferred stocks, and tender offers for Subsidiary preferred stock. Your Commission issued an order on November 6, 1997 (HCAR No. 35-26774) authorizing the solicitation of the proxies in connection with the shareholder meetings.

     The directors of NEES have adopted votes authorizing the tender offers for preferred stock. The Board of Directors of each of the Subsidiaries has adopted votes authorizing special stockholder meetings, the solicitation of proxies in connection therewith, and the amendment of the Company's Provisions as described in the Form U-1. In addition, votes of the stockholders are required to amend the Provisions and additional votes of the Narragansett Directors are required in connection therewith.

     There is no binding legal precedent as to the permissibility of the Special Cash Payment and there can be no assurances as to how a court will rule on the question.

     Based upon and subject to the foregoing, it is our opinion that:

     (a) NEES and the Subsidiaries are duly organized and validly existing under the law;

     (b) All state laws applicable to the proposed transactions will have been complied with (except as to the so-called blue sky or securities laws of the several states (other than those of Massachusetts and Rhode Island), the applicability of which we have not considered and as to which we express no opinion);

     (c)  NEES will lawfully acquire any shares of the operating
          Subsidiaries' Preferred Stock tendered pursuant to the offers;
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     (d)  The issuing Subsidiaries will lawfully acquire by either purchase or contribution from NEES any shares of Preferred Stock purchased by NEES pursuant to the offers; and

     (e) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities owned by NEES or the Subsidiaries or any associate company thereof.

     We hereby consent to the use of this opinion as part of the statement on Form U-1, as amended, filed by NEES and the Subsidiaries with your Commission in connection with the proposed transactions.

                                   Very truly yours,

                                   s/Robert King Wulff


                                   Robert King Wulff
                                   Corporation Counsel


                                   s/Kirk L. Ramsauer

                                   Kirk L. Ramsauer
                                   Associate General Counsel